Pattern Energy Announces Acquisition
of Two Wind Power Projects from Pattern Development

Portfolio increased to 1,255 MW with addition
of Grand Renewable and Panhandle 2 wind projects

SAN FRANCISCO, California, December 24, 2013 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”), today announced it has agreed to acquire two wind power projects from its majority shareholder, Pattern Energy Group LP (“Pattern Development”), for total cash consideration of US$202.4 million.

Acquisition Highlights
•	Adds 214 MW (an increase of 21%) in net capacity when completed, increasing Pattern Energy’s portfolio to 1,255 MW
•
Initial acquisitions in a series of anticipated transactions with Pattern Development that are consistent with Pattern Energy’s growth plan to achieve its targeted 8-10% average annual increase in cash available for distribution (“CAFD”) per share

•	Acquisitions funded from available cash and credit facilities

“These acquisitions that have been acquired at attractive prices will add 21% to our assets under management and will grow our expected cash available for distribution in 2014 and beyond,” said Mike Garland, President and CEO of Pattern Energy. “Additionally, they demonstrate our commitment to grow our assets and our cash available for distribution consistent with our stated investment objectives. They are both fully-financed, in-construction projects that use quality equipment, with long-term power sale contracts in place with creditworthy buyers. They are designed to provide accretive, stable and sustainable cash flows and are the first in what we believe will be a series of acquisitions from the portfolio owned by Pattern Development that support the growth plan we previously outlined during the IPO process.”

Grand Renewable
Grand Renewable is a 149 MW project located in Haldimand County, Ontario, that is being built with 67 Siemens 2.3 MW wind turbines. Construction of the project began in September 2013 concurrently with the closing of a non-recourse construction and term loan from a syndicate of leading project financing banks. The project is scheduled to reach construction completion and commercial operation in the fourth quarter of 2014. The electricity from Grand Renewable is committed to the Ontario Power Authority (the “OPA”), which has an AA-/Aa2 credit rating, under a 20-year power purchase agreement (“PPA”) that includes a predefined escalator. The Grand Renewable project has characteristics similar to Pattern Energy’s South Kent project but with a slightly higher PPA price and a slightly lower net capacity factor.

Grand Renewable is owned 45% by Pattern Energy, 45% by Samsung Renewable Energy, Inc. and 10% by the Six Nations of the Grand River. Pattern Energy will be the operator for the project under a long-term agreement with the project partnership.  Pattern Energy paid the $79.5 million purchase price for its 45% interest from its unrestricted available cash.

Panhandle 2
Panhandle 2, a 182 MW wind project, is being built in Carson County, Texas, and consists of 79 Siemens 2.3 MW wind turbines. Construction of Panhandle 2 began concurrently with the execution of Pattern Energy’s acquisition agreement and the execution of non-recourse project construction financing with affiliates of Morgan Stanley. Upon commissioning, approximately 80% of the expected output is contracted under a long-term energy price hedge, with an A-/Baa2 credit-rated affiliate of Morgan Stanley, with the balance paid at ERCOT’s spot market prices. The Panhandle 2 project has strong, consistent wind with an expected net capacity factor that is slightly higher than 50%.

Pattern Energy, together with three institutional tax equity investors, will acquire Panhandle 2 upon completion of construction, which is scheduled to occur in the fourth quarter of 2014. Pattern Energy is expected to hold an approximate 80% ownership interest and receive the majority of cash flow throughout the project’s life. There will be no long term debt on the project. Pattern Energy will be the operator for the project under a long term agreement. Pattern Energy will pay the $122.9 million cash purchase price, subject to certain adjustments, to Pattern Development upon certain conditions being met, including confirmation that the tax equity investors are ready to fund their equity contributions and reaching commercial operations. The purchase price will be used to repay the project’s construction loan financing.  Pattern Energy expects to have sufficient available cash and credit facilities to fund the acquisition of its interest in Panhandle 2.

The Conflicts Committee of the Board of Directors of Pattern Energy, which is comprised entirely of independent directors, approved the terms of the acquisitions. The Committee was advised on financial matters by Evercore Group L.L.C., which also provided fairness opinions, and on legal matters by Davis Polk & Wardwell LLP.

About Pattern Energy
Pattern Energy is a premium independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of 10 wind power projects, with a total owned capacity of 1,255 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. These forward-looking statements represent the Company's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC and applicable Canadian securities regulatory authorities in connection with the Company's initial public offering. The risk factors and other factors noted in the prospectus could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.

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Contacts:
Media relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-815-0700 (Ext.238) rmarshall@tmxequicom.com